Exhibit 99.1


NORTH FORK BANCORP
275 BROAD HOLLOW RD.
MELVILLE, NY  11747
(516) 844-1004  FAX (516) 694-1536

PRESS RELEASE

FOR IMMEDIATE RELEASE


                   NORTH FORK BANCORPORATION, INC. TO ACQUIRE
                JSB FINANCIAL, INC. IN A COMMON STOCK TRANSACTION
                      VALUED AT APPROXIMATELY $570 MILLION

         MELVILLE, N.Y. - AUGUST 16, 1999 - NORTH FORK BANCORPORATION, INC., (NYSE:NFB) AND JSB FINANCIAL, INC. (NYSE:JSB) jointly announced today that they have signed a definitive merger agreement whereby North Fork Bancorporation, Inc. ("North Fork") would acquire JSB Financial, Inc. ("JSB") in a stock-for-stock merger valued at approximately $570 million. JSB is the holding company for Jamaica Savings Bank FSB, a savings institution with branch locations in the New York Metropolitan area. Under terms of the agreement, each share of JSB will be converted into North Fork common stock at a fixed exchange ratio of three shares of North Fork for each share of JSB. Approximately 27.9 million shares of North Fork will be issued in connection with the merger. It is expected that it will be accounted for as a pooling-of-interests transaction for financial reporting purposes and will be a tax-free reorganization. The merger agreement, however, is not conditioned upon such accounting treatment. The exchange ratio was based upon the price of North Fork's stock utilizing its closing price on August 13, 1999 of $20.44 for a total value to JSB shareholders of $61.31. The closing price of JSB common stock on that date was $58.75. The merger is expected to close in the first quarter of 2000 following receipt of all regulatory approvals and approval by the shareholders of both companies. Due diligence by both companies has been completed. The agreement provides that North Fork receives an option to acquire up to 19.9% of JSB's outstanding shares at $58.75 per share should certain events occur. Also, JSB has a right to terminate the agreement should the closing price of North Fork's shares decline beyond a specified price and index, unless North Fork elects to increase the exchange ratio.

         The combination will increase North Fork's stated and tangible book value per share by 25% and 30%, respectively, to $7.18 and $6.70. It is also expected to be accretive to North Fork's earnings per share by $0.03 in the full year 2000. Additionally, North Fork's projected capital ratio will be 10.4% or an increase of 22%. North Fork's common shares outstanding will rise to approximately 171 million for an estimated market capitalization of $3.4 billion. "Mr. Adikes and his entire board should be commended for having created and preserved the value of this pristine organization. This balance sheet speaks for itself. We are proud to have been selected as their merger partner," stated John Adam Kanas, Chairman, President and Chief Executive Officer of North Fork. He went on to say "The consummation of this transaction is very encouraging. We believe it marks the return of a more rational trend in thrift consolidation to this market."

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         JSB had total assets of $1.6 billion, deposits of $1.2 billion and stockholders' equity of $375 million at June 30, 1999. It conducts its business from thirteen full service offices: ten located in the New York City borough of Queens, one in the borough of Manhattan and two on Long Island. All of these locations are complimentary to North Fork's branch network and will remain after the merger is complete. JSB has consistently ranked among the highest performing thrift companies in the nation. This well managed company brings a stable deposit base, access to many customers and a solid capital position to the combination with North Fork. Park T. Adikes, Chairman and Chief Executive Officer of JSB will join North Fork's Board of Directors. "In this transaction, our shareholders and employees will become part of one of the best performing banks in the country. We are excited about the prospects of our future together," stated Mr. Adikes.

         Following the merger, North Fork will have approximately $13.2 billion in assets, deposits of $7.6 billion and stockholders' equity of $1.2 billion. In connection with the merger, North Fork will reissue approximately seven million shares purchased under its 10% share repurchase program. Simultaneously, with the approval of the merger transaction, North Fork's Board of Directors rescinded the share repurchase program.

         NORTH FORK PLANS AN ANALYST CONFERENCE CALL FOR TUESDAY, AUGUST 17, 1999 AT 2:00 P.M. EDT, to elaborate on the strategic rational and financial implications of the acquisition. THE TELEPHONE NUMBER TO CALL IN THE UNITED STATES IS 800-553-0351. An international telephone number is also available for this conference. THE INTERNATIONAL TELEPHONE NUMBER IS 612-332-0932. The presentation that will be used during the conference call may be obtained on Tuesday, August 17, 1999 by logging on to WWW.NORTHFORKBANK.COM.

         This press release contains certain forward looking statements with respect to the financial condition, results of operations and business of North Fork following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or an adverse interest rate environment could develop. North Fork's current report on Form 8K filed on or about August 16, 1999 discloses more fully these factors.

         North Fork, with total assets of approximately $11.5 billion, operates over 110 branch locations throughout the New York Metropolitan area and Connecticut. It is ranked among the Top 50 Commercial Bank Holding Companies in the United States, and its profitability and efficiency are ranked among the industry's best.

CONTACTS:         NORTH FORK BANCORP
                  DANIEL M. HEALY
                  EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                  (516) 298-5000
                  OR
                  JSB FINANCIAL, INC.
                  THOMAS R. LEHMANN
                  EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                  EDWARD LEKSTUTIS, VICE PRESIDENT
                  (516) 887-7000